EXHIBIT 99B.5

SELECTED PROPORTIONATE DATA (UNAUDITED) (1)     U S WEST MEDIA GROUP

                                Cable and
                            Telecommunications         Wireless
Dollars in millions        Domestic (2)   Int'l    Domestic   Int'l
- ---------------------------------------------------------------------
QTR Ended
June 30, 1996
Revenues                           $724      $50       $261      $99
EBITDA                              175      (11)        78       (1)
Net income (loss)                    (5)     (69)        25      (18)

Subscribers/advertisers           2,944      616      1,557      370
 (thousands)

QTR Ended
June 30, 1995
Revenues                           $665      $26       $192      $65
EBITDA                              151      (13)        61      (13)
Net income (loss)                   (10)      (2)        17      (32)

Subscribers/advertisers
 (thousands)                      2,808      237        988      241


Six Months Ended
June 30, 1996
Revenues                         $1,415     $100       $501     $187
EBITDA                              340      (20)       147       -
Net income (loss)                    (8)    (106)        42      (42)


Six Months Ended
June 30, 1995
Revenues                         $1,241      $50       $359     $125
EBITDA                              275      (24)       112      (25)
Net income (loss)                   (28)     (13)        32      (60)

<F1>
(1) Proportionate data reflects the Media Group's relative ownership interest in revenues and EBITDA for both its consolidated and equity method entities. Proportionate data is not required by GAAP or intended to replace the Combined Financial Statements prepared in accordance with GAAP.
<F2>
(2) Includes the Media Group's 25.51 percent pro-rata priority and residual equity interests in reported TWE results.

EXHIBIT 99B.5

SELECTED PROPORTIONATE DATA (UNAUDITED) (1)     U S WEST MEDIA GROUP

                               Directory &         Corp
                           Information Services      &
Dollars in millions         Domestic     Int'l     Other     Total
- --------------------------------------------------------------------
QTR Ended
June 30, 1996
Revenues                          $279      $45         $3   $1,461
EBITDA                             124        4        (16)     353
Net income (loss)                   68       (5)        (7)     (11)

Subscribers/advertisers            481      274         -     6,242
 (thousands)

QTR Ended
June 30, 1995
Revenues                          $262      $30         $8   $1,248
EBITDA                             101       -          (2)     285
Net income (loss)                   59       (1)        (6)      25

Subscribers/advertisers
 (thousands)                       472      161         -     4,907


Six Months Ended
June 30, 1996
Revenues                          $550      $77         $6   $2,836
EBITDA                             241       -         (25)     683
Net income (loss)                  134      (12)       (16)      (8)


Six Months Ended
June 30, 1995
Revenues                          $520      $44        $16   $2,355
EBITDA                             210       (4)         4      548
Net income (loss)                  121       (5)        (7)      40

<F1>
(1) Proportionate data reflects the Media Group's relative ownership interest in revenues and EBITDA for both its consolidated and equity method entities. Proportionate data is not required by GAAP or intended to replace the Combined Financial Statements prepared in accordance with GAAP.